Exhibit 10.3

BWAY HOLDING COMPANY

2007 OMNIBUS INCENTIVE PLAN

FORM OF STOCK OPTION AGREEMENT

BWAY Holding Company, a Delaware corporation (the “Company”), hereby grants to the optionee named below (“Optionee”) an option (this “Option”) to purchase the total number of shares shown below of Common Stock of the Company (“Shares”) at the exercise price per share set forth below (the “Exercise Price”), subject to all of the terms and conditions of this Stock Option Agreement and the BWAY Holding Company 2007 Omnibus Incentive Plan (the “Plan”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Plan. The terms and conditions set forth of this Stock Option Agreement (“Stock Option Agreement”) and the terms and conditions of the Plan are incorporated herein by reference.

Shares Subject to Option:	Exercise Price Per Share:*	$
Vesting Start Date:	Term of Option:*	10 Years
Grant Date:	Type of Option Intended:	ISO / NQSO

IN WITNESS WHEREOF, this Stock Option Agreement has been executed by the Company by a duly authorized officer as of the date specified hereon. BWAY HOLDING COMPANY By: Its:

Optionee hereby acknowledges receipt of a copy of the Plan, represents that Optionee has read and understands the terms and provisions of the Plan, and accepts this Option subject to all the terms and conditions of the Plan and this Stock Option Agreement. Optionee acknowledges that there may be adverse tax consequences upon exercise of this Option or disposition of Shares purchased by exercise of this Option, and that Optionee should consult a tax adviser prior to such exercise or disposition.

______________________________________________

[NAME OF OPTIONEE]

Terms and Provisions of this Option:

1.         Vesting and Exercise of Shares. Subject to the terms of the Plan, this Stock Option Agreement and the Exercise Agreement, the Optionee shall be entitled to purchase, pursuant to the exercise of this Option, the percentage of the Shares subject to this Option shown below based upon the Continuous Service of the Optionee from the Vesting Start Date of this Option (as noted hereon) at the time of exercise:

VESTING SCHEDULE:
Percentage Vested:	Continuous Service:
0%	Less than one (1) year

If the above calculation of Shares available for purchase through exercise of this Option would result in a fraction, any fraction will be rounded to zero. For purposes of this Stock Option Agreement, “Continuous Service” means a period of continuous performance of services by Optionee for the Company or a Subsidiary, as determined by the Board in its sole and absolute discretion. Optionee shall be considered to perform services for the Company or a Subsidiary for all purposes under this Section 1 if Optionee is an officer or full-time employee of the Company or a Subsidiary, or if the Board determines that Optionee is rendering

* If this Option is intended to be an ISO, then the Exercise Price Per Share must be at least equal to the Fair Market Value per share (or 110% of such Fair Market Value if the Optionee owns 10% or more of the Company) and the Term of Option may not exceed 10 years (5 years in the case of an Optionee who owns more than 10% of the Company).

BWAY Holding Company 2007 Omnibus Incentive Plan Stock Option Agreement

substantial services as a part-time employee, consultant, contractor, director or advisor to the Company or a Subsidiary.

2.         Exercise Period of Option.   Subject to the terms and conditions of this Stock Option Agreement and the Plan, and unless otherwise modified in writing signed by the Company and Optionee, this Option may be exercised with respect to all of the Shares subject to this Option, but only according to the vesting schedule described in Section 1 above, prior to the date which occurs on the last day of the Term Of Option set forth above following the Grant Date (hereinafter “Expiration Date”).

3.         Restrictions on Exercise. This Option may not be exercised, unless such exercise is in compliance with the Securities Act of 1933 and all applicable state securities laws, as they are in effect on the date of exercise, and the requirements of any stock exchange or national market system on which the Company’s Shares may be listed at the time of exercise. Optionee understands that the Company is under no obligation to register, qualify or list the Shares subject to this Option with the Securities and Exchange Commission (“SEC”), any state securities commission or any stock exchange to effect such compliance.

4.         Termination of Option.

(a)         In General.   Except as provided in Sections 4(b) and 4(c) below, this Option shall be immediately forfeited and may not be exercised after the date which is sixty (60) days after the Optionee’s “Termination Date” (the date on which Optionee ceases to perform Continuous Service for the Company or a Subsidiary), or, if earlier, the Expiration Date.

(b)         Termination for Cause.   If Optionee ceases to perform services for the Company or a Subsidiary for “Cause” (as defined in the Plan), this Option shall immediately be forfeited, along with any and all rights or subsequent rights attached thereto, as of the Termination Date, but in no event later than the Expiration Date.

(c)         Death, Disability, Retirement, or Termination without Cause.   If Optionee ceases to perform services for the Company or a Subsidiary by reason of Retirement (as defined in the Plan), death, Disability (as defined in the Plan), or by reason of termination by the Company without Cause, this Option shall be immediately forfeited and may not be exercised after the date which is one (1) year after the Optionee’s Termination Date, or, if earlier, the Expiration Date.

(d)         No Right to Employment or Other Relationship.   Nothing in the Plan or this Stock Option Agreement shall confer on Optionee any right to continue in the employ of, or other relationship with, the Company or a Subsidiary, or limit in any way the right of the Company or a Subsidiary, to terminate Optionee’s employment or other relationship at any time, with or without Cause.

(e)         Determination of Termination Date.   The Board shall have discretion to determine an Optionee’s Termination Date, and whether Optionee has ceased to perform services for the Company or a Subsidiary, and the Board may determine that a material reduction or decrease in responsibilities is a cessation of the performance of services.

(f)         Condition to Exercise & Possible Forfeiture.   Notwithstanding the foregoing, the foregoing, the Optionee’s ability to exercise this Option on or after the Optionee’s Termination Date shall be contingent upon the Optionee’s execution, compliance and non-revocation of a Separation and Release Agreement approved by the Company whereby the Optionee releases the Company from any and all liability and claims of any kind. Furthermore, Optionee does hereby agree that if, subsequent to the exercise of this Option, Optionee engages in any of the Forfeiture Activities, then the Company shall have the right (but not the obligation) at any time after the Optionee engages in any of the Forfeiture Activities to rescind the exercise, payment and delivery of the Shares as follows: (A) The Company may repurchase any Shares purchased pursuant to the exercise of this Option which the Optionee may then possess at a per Share price equal to the Exercise Price, and (B) The Company shall be entitled to request that Optionee forfeit and return to the Company any profits (amounts received in excess of the exercise price paid by the Optionee for the Shares) which Optionee received at the time of Optionee’s disposition of any Shares purchased pursuant to the exercise of this Option, and, upon such request, Optionee shall forfeit and return to the Company any such profits within ten (10) calendar days of notice from the Company. OPTIONEE ACKNOWLEDGES AND AGREES THAT IF OPTIONEE ENGAGES IN ANY OF THE FORFEITURE ACTIVITIES, OPTIONEE SHALL FORFEIT RIGHTS AND BENEFITS AS SET FORTH ABOVE. FURTHER, OPTIONEE ACKNOWLEDGES AND AGREES THAT OPTIONEE’S PARTICIPATION IN THE PLAN AND THIS STOCK OPTION AGREEMENT ARE VOLUNTARY, AND THAT OPTIONEE

BWAY Holding Company 2007 Omnibus Incentive Plan Stock Option Agreement

KNOWINGLY AND VOLUNTARILY AGREES THAT OPTIONEE’S RIGHTS AND BENEFITS UNDER THIS STOCK OPTION AGREEMENT ARE EXPRESSLY SUBJECT TO FORFEITURE AS SET FORTH ABOVE. For purposes of this Stock Option Agreement, the term “Forfeiture Activities” shall mean, with respect to the Optionee, any of the following:

(i)         Trade Secrets & Confidential Information.   Such Optionee (i) uses, discloses, or reverse engineers the Trade Secrets or the Confidential Information for any purpose other than the Company’s Business, except as authorized in writing by the Company; or (ii) after Optionee’s cessation of services for the Company, retains Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form), which are in Optionee’s possession or control, or destroys, deletes, or alters the Trade Secrets or Confidential Information without the Company’s prior written consent. The Forfeiture Activities under this subsection (a) shall: (i) with regard to the Trade Secrets, remain in effect and be applicable as long as the information constitutes a Trade Secret under applicable law, and (ii) with regard to the Confidential Information, remain in effect and be applicable during the Forfeiture Period.

(ii)         Solicitation of Customers.   During the Forfeiture Period of such Optionee, the Optionee directly or indirectly solicits any Customer of the Company for the purpose of selling or providing any goods or services competitive with the Business, provided that such Optionee had Contact with such Customer. Nothing in this Section 4(f)(ii) shall be construed to include Customers of the Company (i) which such Optionee never sold or provided any goods or services to while employed by the Company, (ii) that explicitly severed it business relationship with the Company unless such Optionee, directly or indirectly, caused or encouraged the Customer to sever the relationship, or (iii) which product line or service line the Company no longer offers. The restrictions set forth in this subsection (b) apply only to the Customers with whom the Optionee had Contact.

(iii)         Solicitation of Forfeiture Period Employees.   During the Forfeiture Period of such Optionee, the Optionee, directly or indirectly, solicits, recruits or induces any Forfeiture Period Employee to (a) terminate his employment relationship with the Company or (b) work for any other person or entity engaged in the Business; provided, however, this Section 4(f)(iii) shall only apply if such Optionee had Material Interaction with such Forfeiture Period Employee, or if such Optionee, directly or indirectly, supervised such Forfeiture Period Employee.

For purposes of this Section 4(f), the term “Forfeiture Period” shall mean , with respect to an Optionee, the time period during which such Optionee is employed with, or is performing services for, the Company, and for a period of two (2) years thereafter, the term “Forfeiture Period Employee” shall mean any person who (a) is employed by the Company at the time Optionee ceases to perform services for the Company, or (b) was employed by the Company during the last year in which Optionee performed services for the Company (or during the period in which the Optionee performed services for the Company if the Optionee performed services for the Company for less than a year), the term “Customer” shall mean any person or entity to whom the Company has sold its products or services, or has solicited to sell its products or services, the term “Contact” shall mean, with respect to the Optionee, any interaction between such Optionee and a Customer which (i) takes place in an effort to establish, maintain, and/or further a business relationship on behalf of the Company and (ii) occurs during the last year of a Participant’s employment with, or performance of services for, the Company, the term “Material Interaction” shall mean, with respect to the Optionee, any interaction between such Optionee and a Forfeiture Period Employee which relates or related, directly or indirectly, to the performance of such Optionee’s duties for the Company, and the term “Business” shall mean the business of manufacturing and selling metal and glass containers.

5.         Manner of Exercise.

(a)         Exercise Agreement.   This Option shall be exercisable by delivery to the Company of an executed exercise agreement (“Exercise Agreement”) in such form as may be approved or accepted by the Company, which shall set forth Optionee’s election to exercise this Option with respect to some or all of the Shares subject to this Option, the number of Shares subject to this Option being purchased, and any restrictions imposed on the Shares subject to this Option (including, without limitation, vesting or performance-based restrictions, rights of the Company to re-purchase Shares acquired pursuant to the exercise of an Option, voting restrictions, investment intent restrictions, restrictions on transfer, “first refusal” rights of the Company to purchase Shares acquired pursuant to the exercise of an Option prior to their sale to any other person, “drag along” rights requiring the sale of shares to a third party purchaser in certain circumstances, “lock up” type restrictions in the case of an initial public offering of the Company’s stock,

BWAY Holding Company 2007 Omnibus Incentive Plan Stock Option Agreement

restrictions or limitations that would be applied to stockholders under any applicable restriction agreement among the stockholders, and restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and/or under any blue sky or state securities laws applicable to such Shares). The Company may modify the required Exercise Agreement at any time for any reason consistent with the Plan. If the Optionee receives a hardship distribution from a Code §401(k) plan of the Company, or any Parent or Subsidiary, this Option may not be exercised during the six (6) month period following the hardship withdrawal (unless the Company determines that such exercise would not jeopardize the tax-qualification of such Code §401(k) plan).

(b)         Exercise Price.   Such Exercise Agreement shall be accompanied by full payment of the Exercise Price for the Shares being purchased. Payment for the Shares being purchased may be made in U.S. dollars in cash or cash equivalents (including a personal check), or by delivery to the Company of a number of Shares having an aggregate fair market value equal to the amount to be tendered (with such Shares having been previously held by the Optionee; not including a “cashless” or “net share” exercise), or a combination thereof. In addition, this Option may be exercised through a brokerage transaction following registration of the Shares under Section 12 of the Securities Exchange Act of 1934 as permitted under the provisions of Regulation T promulgated by the Federal Reserve Board applicable to cashless exercises. The foregoing payment methods shall all be subsequent transactions approved by the original grant of this Option.

(c)         Withholding Taxes.   Prior to the issuance of Shares upon exercise of this Option, Optionee must pay, or make adequate provision for, any applicable federal or state withholding obligations of the Company. Optionee may, to the extent allowed by the Company, provide for payment of withholding taxes upon exercise of the Option by requesting that the Company retain Shares with a Fair Market Value equal to the minimum amount of taxes required to be withheld. In such case, the Company shall issue the net number of Shares to Optionee by deducting the Shares retained from the Shares exercised. The withholding of Shares to satisfy federal, state and local withholding tax requirements shall be a subsequent transaction approved by the grant of this Option.

(d)         Issuance of Shares.   Provided that such Exercise Agreement and payment are in form and substance satisfactory to counsel for the Company, the Company shall cause the Shares purchased to be issued in the name of Optionee or Optionee’s legal representative. Optionee shall not be considered a Stockholder until such time as Shares have been issued as noted on the stockholder register of the Company.

6.         Non-Transferability of Option.   This Option may not be transferred in any manner, other than by will or by the laws of descent and distribution. In addition, during Optionee’s lifetime, this Option may be exercised only by Optionee. The terms of this Option shall be binding upon the executor, administrators, successors and assigns of Optionee. However, if this Option is a “NQSO” (an option not intended to be an incentive stock option) it may be transferred to the maximum extent allowed by the Plan.

7.         Tax Consequences.   Optionee understands that the grant and exercise of this Option, and the sale of Shares obtained through the exercise of this Option, may have tax implications that could result in adverse tax consequences to Optionee. Optionee represents that Optionee has consulted with, or will consult with, his or her tax advisor; Optionee further acknowledges that Optionee is not relying on the Company for any tax, financial or legal advice; and it is specifically understood by the Optionee that no representations or assurances are made as to the qualification of this Option as an incentive stock option (“ISO”) or as to any particular tax treatment with respect to the Option. Optionee also acknowledges that exercise of an ISO option must generally occur within ninety (90) days of termination of employment, regardless of any longer period allowed by this Stock Option Agreement, and that the Company cannot and has not guaranteed that the IRS will agree that the per Share Exercise Price of this Option equals or exceeds the Fair Market Value of a Share on the Grant Date.

8.         Interpretation & Governing Law.   Any dispute regarding the interpretation of this Stock Option Agreement shall be submitted to the Board or the Committee, which shall review such dispute in accordance with the Plan. The resolution of such a dispute by the Board or Committee shall be final and binding on the Company and Optionee. The laws of the State of Delaware shall govern this Stock Option Agreement. If Delaware’s conflict of law rules would apply another state’s laws, the parties agree that Delaware law shall still govern.

BWAY Holding Company 2007 Omnibus Incentive Plan Stock Option Agreement

9.         Entire Agreement & Other Matters.   The Plan and the Exercise Agreement are incorporated herein by this reference, and Optionee acknowledges that this Option is subject to all terms and provisions of the Plan. Optionee acknowledges and agrees that the granting of this Option constitutes a full accord, satisfaction and release of all obligations or commitments made to Optionee by the Company or any of its officers, directors, stockholders or affiliates with respect to the issuance of any securities, or rights to acquire securities, of the Company or any of its affiliates as described in this Stock Option Agreement. This Stock Option Agreement, the Plan and the Exercise Agreement constitute the entire agreement of the parties hereto, and supersede all prior understandings and agreements with respect to the subject matter hereof. This Stock Option Agreement and the underlying Option are forfeited and become void ab initio unless this Stock Option Agreement has been executed by the Optionee and the Optionee has agreed to all terms and provisions hereof.

10.         Notice of Disqualifying Disposition of ISO Shares.   If this Option is an ISO, and if Optionee sells or otherwise disposes of any of the Shares acquired pursuant to this ISO on or before the later of (a) the date two (2) years after the Grant Date, or (b) the date one (1) year after exercise of the ISO, with respect to the Shares to be sold or disposed, Optionee shall and hereby agrees to immediately notify the Company in writing of such sale or disposition. Optionee acknowledges and agrees that Optionee may be subject to income tax withholding by the Company on the compensation income recognized by Optionee from any such early disposition by payment in cash or out of the current wages or earnings payable to Optionee, and Optionee agrees to remit same to Company upon request. Optionee also hereby agrees that Optionee shall include the compensation from such early disposition in the Optionee’s gross income for federal tax purposes.

11.         Consent to Jurisdiction & Venue.   Optionee agrees that any claim arising out of or relating to this Stock Option Agreement shall be brought in a state or federal court of competent jurisdiction in Georgia. Optionee agrees to the personal jurisdiction of the state and/or federal courts located in Georgia. Optionee waives (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

12.         Severability & Independent Enforcement.   The provisions of this Stock Option Agreement are severable. If any provision is determined to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect. Section 4(f)above shall be construed as an agreement independent of any other agreement or provisions of this Stock Option Agreement or the Plan, and the existence of any claim or cause of action by Optionee against the Company, whether predicated on the Plan, this Stock Option Agreement, or otherwise, regardless of who was at fault and regardless of any claims that either Optionee or the Company may have against the other, shall not constitute a defense to the enforcement by the Company of Section 4(f)above. The Company shall not be barred from enforcing Section 4(f)above by reason of any breach of any other part of this Stock Option Agreement or any other agreement with Optionee.

BWAY Holding Company 2007 Omnibus Incentive Plan Stock Option Agreement